EXHIBIT 10.2
BioCryst Pharmaceuticals, Inc.
Executive Relocation Policy
Individuals who are offered employment with BioCryst Pharmaceuticals to fill a position in organizational level 3 or above and who live greater than 45 miles from a BioCryst location are eligible for relocation benefits under the Executive Relocation Policy. The following summarizes the components of the policy.
Closing Cost Reimbursement — Departure Home
BioCryst will reimburse normal closing costs once a closing statement is submitted to the Company. Normal closing costs related to the sales of your previous home include:
•	Title fees including title examination, title transfer and binder

•	Attorney fees — related to title transfer only

•	Tax service and tax registration fees, if required by state

•	Documentary stamps, if needed

•	Inspections and surveys, only if required by local law
Buyer Value Option (under consideration; subject to cost analysis)
BioCryst will provide you with a home sale option through Cartus called the Buyer Value Option, which is aimed at simplifying the home sale process for you. Prior to listing your home you will need to work with Cartus to include an exclusion clause and to register your agent. By utilizing the Buyer Value Option, you are provided with numerous benefits and services. Realtors Commission and Closing Costs (normal for the area) will be billed directly to BioCryst by Cartus. Once you have sold your home, Cartus will contract with you and assume the sale. You will not need to attend the closing with the buyer. Cartus or its representative attends the closing with the buyer. Further details will be provided to you on this process. (If this option is used, the language will change in appropriate sections to reflect coverage of closing costs and reimbursement to Cartus, not employee.)
Realtor Fees — Departure Home
BioCryst will reimburse normal closing costs including realtor commissions on the sale of your former residence. Commissions will not exceed what is local custom for the area, up to a maximum of 6%.
Closing Cost Reimbursement — Purchasing a Home in New Location
Normal closing costs related to the purchase of a new home include the following items, subject to a maximum of 2% of the purchase price:
•	Appraisal and appraisal inspection

•	Credit report

•	Tax service fee

•	Document preparation

•	Settlement or closing fee

•	Title fees including title insurance, binder, title coordination, abstract or title search

•	Escrow documentation fee

•	Notary and attorney, if needed

•	Deed and mortgage transfer fees

•	City, county and/or state stamps

•	Endorsements

•	Inspections, only if required by local law (fee should not exceed normal rate for area)

•	Power of Attorney document preparation and record

•	Underwriting fee
Non-reimbursable purchase closing costs include:
•	Prepaid property taxes, insurance or interest
 82

•	Construction loan procurement expense and interest

•	Mortgage loan credit insurance

•	Discount/buy down points or fees

•	Home warranty insurance program

•	Private mortgage insurance

•	Expenses normally charged to the seller.
House Hunting Trip
One house hunting trip is available to locate a personal residence before relocating. This trip is provided for you and your spouse for up to seven days. This includes coach airfare, car rental, meals and lodging. Trip should be made over a weekend for best airfare available.
Return Trips
BioCryst will the cover your coach airfare associated with making return trips to your current city of residence every other weekend for a three-month period from your hire date.
Household Goods
Arrangements with a moving company of BioCryst’s choice will be made to pack, load, unload and unpack your household goods. Storage of household goods is available for up to 90 days or until a personal residence is located, whichever is less. You will be invoiced and responsible for payment for storage costs beyond 90 days.
Final Move — Includes Meals, Lodging, Mileage or Airfare
Coach air travel to your new location will be provided for you and your spouse. If you drive, reasonable and actual traveling expenses such as lodging, meals and mileage using the most direct route will be reimbursed at the prevailing IRS rate. Meals shall not exceed $50 per day per person.
Temporary Housing
Temporary housing will be provided to you for up to 90 days or until a personal residence is located, whichever is less. BioCryst will work with you to locate a suitable one-bedroom apartment or temporary residence.
Rental Car While in Temporary Housing
Upon arrival at destination, a rental car will be provided for up to 7 days. If you drive to your new location, this benefit will not be provided.
Relocation Allowance
A one-time payment equal to one month’s base salary, subject to a maximum of $5,000, is provided to you to apply toward miscellaneous incidental incurred during your relocation that you are not otherwise reimbursed. Examples of such incidental items include:
•	Utility hook-up/installation

•	Driver’s license and automobile registrations

•	Retuning of piano

•	Pet boarding fees

•	Cable hook-up

•	Trash removal
Repayment of Relocation
If you voluntarily terminate your employment from BioCryst for any reason before you have completed twelve months of active employment from your hire date, you will be responsible for reimbursing the Company for any relocation expenses paid to you or incurred by the Company on your behalf, on a pro-rated monthly basis.
 83